                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              KOMAG, INCORPORATED
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              KOMAG, INCORPORATED
- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               KOMAG, INCORPORATED

                            275 South Hillview Drive

                           Milpitas, California 95035

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 24, 1995

         The annual meeting of stockholders (the "Annual Meeting") of Komag, Incorporated (the "Company") will be held at the Company's facilities at 1735 Lundy Avenue, San Jose, CA 95131 on Wednesday, May 24, 1995, at 10:00 a.m. for the following purposes:

                1.       To elect the Board of Directors for the following year.

                2.       To amend the Company's Restated 1987 Stock Option
                         Plan: (a) to increase the size of stock option grants to newly-elected non-employee Board members under the Automatic Option Grant Program from 3,500 to 20,000 underlying shares per individual, (b) to increase the size of stock option grants to re-elected non-employee Board members under the Automatic Option Grant Program from 3,500 to 5,000 underlying shares per individual, and (c) to adjust the vesting schedule for future stock options granted to re-elected non-employee Board members.

                3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1995.

                4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders of record at the close of business on March 28, 1995 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

         All stockholders are cordially invited to attend the Annual Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Stephen C. Johnson,
                                        President and Chief Executive Officer

                                        Tu Chen,
                                        Chairman of the Board

Milpitas, California
April 7, 1995

                               KOMAG, INCORPORATED

                            275 South Hillview Drive

                           Milpitas, California 95035

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 24, 1995

                                     GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Komag, Incorporated, a Delaware corporation (the "Company"), for use at the Annual Meeting to be held on May 24, 1995. The Annual Meeting will begin at 10:00 a.m. at the Company's facilities at 1735 Lundy Avenue, San Jose, CA 95131. Stockholders of record on March 28, 1995 will be entitled to notice of and to vote at the Annual Meeting.

         This Proxy Statement and accompanying proxy (the "Proxy") were first mailed to stockholders on or about April 7, 1995.

VOTING

         On March 28, 1995, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 23,085,266 shares of Common Stock outstanding. Each stockholder is entitled to one (1) vote for each share of Common Stock held by such stockholder. Directors will be elected by a plurality vote. Other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of the shares present or represented and entitled to vote on each such matter. Abstentions with respect to any matter other than the election of directors are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained. Each stockholder voting for the election of directors may cumulate such stockholder's vote. Under cumulative voting, a stockholder is allowed one (1) vote per share multiplied by the number of directors to be elected (nine (9) at this meeting) and may cast such cumulative total for one
(1) nominee or may distribute such number among as many nominees as such stockholder chooses.

REVOCABILITY OF PROXIES

         Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 275 South Hillview Drive, Milpitas, California, 95035, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

SOLICITATION

         The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                  ITEM NO. 1--
                              ELECTION OF DIRECTORS

         The Bylaws of the Company provide that the Board of Directors shall be comprised of between eight (8) and twelve (12) directors, with the exact number to be fixed by the Board. The currently authorized number is nine (9) directors. At the Annual Meeting, nine (9) directors will be elected to serve until the Company's next Annual Meeting and until their successors are elected and qualified. The Board of Directors has selected nine (9) nominees, all of which are current directors of the Company.

           Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The nine (9) candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY FOR THE ENSUING YEAR UNTIL THE NEXT ANNUAL MEETING AT WHICH TIME THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

DIRECTORS AND NOMINEES

         Set forth below is information regarding the directors and nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of March 28, 1995.

                                                                                                      YEAR
                                                                                                      FIRST
                                              PRINCIPAL                                              ELECTED
         NAME                                OCCUPATION                                   AGE       DIRECTOR
         ----                                ----------                                   ---       --------

Tu Chen(1)(2).....................Chairman of the Board of the Company                    60           1983

Stephen C. Johnson(1)(2)..........President and Chief Executive Officer of the            52           1983
                                  Company

Craig R. Barrett(4)...............Chief Operating Officer, Intel Corporation              55           1989

Chris A. Eyre(1)(3)...............Private Investor                                        48           1983

Irwin Federman(4).................General Partner, U.S. Venture Partners                  59           1983

George A. Neil(1)(3)..............Senior Vice President, Asahi Glass America, Inc.        57           1994



                                   2



Max Palevsky(4)...................Private Investor                                        70           1984

Anthony Sun(3)....................General Partner, Venrock Associates                     42           1983

Masayoshi Takebayashi(1)(4).......President, Chief Executive Officer and Chief            60           1992
                                  Financial Officer, Kobe Precision, Inc.


(1)      Member of the Nominating Committee.

(2)      Member of Special Stock Option Plan Administration Committee.
(3)      Member of Audit Committee.
(4)      Member of Compensation and Primary Stock Option Plan Committee.

BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

         Dr. Chen is a founder of the Company and has served as Chairman of the Board of the Company from its inception in June 1983. From 1971 to June 1983, he was a Member, Research Staff and principal scientist at Xerox Corporation's Palo Alto Research Center. From 1968 to 1971, Dr. Chen was employed as a research scientist for Northrop Corp. Dr. Chen is a director of Asahi Komag Co., Ltd., Komag Material Technology, Inc. and Headway Technologies, Inc.

         Mr. Johnson has served as President, Chief Executive Officer and a director of the Company since September 1983. Mr. Johnson is a director of Komag Overseas, Ltd., Asahi Komag Co., Ltd., 3COM Corporation and Uniphase Corporation. From 1977 to 1983, Mr. Johnson was an officer of Boschert Incorporated, a manufacturer of switching power supplies, initially as Vice President, Marketing and subsequently as President and Chief Executive Officer.

         Dr. Barrett has served as a director of the Company since April 1989. Since 1974 he has been employed by Intel Corporation in a variety of capacities, most recently as Executive Vice President and Chief Operating Officer. From 1989 to 1990, Dr. Barrett was Senior Vice President and General Manager of the Microcomputer Components Group. From 1987 to 1989, he was Senior Vice President and General Manager of the Components Technology and Manufacturing Group, and from 1985 to 1987, he served as Vice President and General Manager of the Components Technology and Manufacturing Group.

         Mr. Eyre has served as a director of the Company since September 1983. Mr. Eyre is a private investor and from 1980 to 1987 served as a general partner of Merrill, Pickard, Anderson & Eyre, a general partnership which manages a series of venture capital partnerships.

         Mr. Federman has served as a director of the Company since September 1983. In April 1990, Mr. Federman joined U.S. Venture Partners, a general partnership which manages a series of venture capital partnerships, as a general partner. From February 1988 to March 1990, Mr. Federman served as Managing Director of Dillon, Read & Co. Inc., an investment banking and securities firm. From 1979 until August 1987, Mr. Federman was President and Chief Executive Officer of Monolithic Memories, Inc. Mr. Federman was elected Vice Chairman of the Board of Directors of Advanced Micro Devices, Inc. ("AMD") when Monolithic Memories merged with AMD, and served in that capacity until January 1988. He is also a director of Western Digital Corporation and Electronics for Imaging, Inc.

         Mr. Neil has served as Senior Vice President of Asahi Glass America, Inc. since January 1990. From March 1989 to January 1990, Mr. Neil was a consultant and President for Frenchtown Ceramics, a manufacturer of electronics and industrial ceramics. From August 1988 to July 1990, Mr. Neil was a consultant and President for Thunderbird Technologies, a company specializing in high-speed, low power integrated circuits. From May 1986 to May 1988, Mr. Neil served as Executive Vice President of Ceramic Process Systems, a manufacturer of precision electronic molded ceramics. From October 1961 to May 1986, Mr. Neil served in various management positions with Corning, Inc. including Executive Vice President of Iwaki Glass and President of Corning Japan. Mr. Neil was selected as a nominee pursuant to the terms of a Common Stock Purchase Agreement between the Company and Asahi Glass Co., Ltd. (See "Additional Information--Certain Relationships and Related Transactions" below).

         Mr. Palevsky has served as a director of the Company since November 1984. He was a member of the Governing Board of the Institute for Advanced Study, Princeton, New Jersey. Mr. Palevsky retired as a director and Chairman of the Executive Committee of Xerox Corporation in 1972. He is a director of Intel Corporation.

         Mr. Sun has served as a director of the Company since September 1983. Since 1979, he has been associated with Venrock Associates, a venture capital partnership, and has been a general partner since 1980. Mr. Sun is a director of Cognex Corporation, Conductus, Inc., DTC Data Technology Corporation, Gupta Corporation, Photonics Corporation and StrataCom, Inc.

         Mr. Takebayashi has served as a director of the Company since May 1992. Since September 1964, he has served in various positions with Kobe Steel, Ltd. and its subsidiaries, most recently as President, Chief Executive Officer and Chief Financial Officer of Kobe Precision, Inc., a wholly-owned subsidiary of Kobe Steel, Ltd., since January 1988. From January 1986 to December 1988, he was the General Manager, International Marketing and Sales Overseas Department of the Aluminum & Copper Division of Kobe Steel, Ltd. He is an Associate Director of Kobe Steel, Ltd. and a member of the Board of Directors of Komag Material Technology, Inc. Mr. Takebayashi was selected as a nominee pursuant to the terms of a Common Stock Purchase Agreement between the Company and Kobe Steel USA Holdings Inc. (See "Additional Information--Certain Relationships and Related Transactions" below.)

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended January 1, 1995, the Board of Directors held five (5) meetings. During this period, each of the directors attended or participated in seventy-five percent (75%) or more of the aggregate number of Board of Directors meetings and committee meetings of the Board on which he served. The Company has four standing committees: an Audit Committee, a Compensation and Primary Stock Option Plan Committee, a Nominating Committee, and a Special Stock Option Plan Administration Committee.

         The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing reports of the Company's auditors regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee formally met four (4) times during the last fiscal year. This Committee currently consists of Messrs. Eyre, Neil and Sun.

         The Compensation and Primary Stock Option Plan Committee (the "Compensation Committee") reviews and approves the Company's general compensation policies and sets compensation levels for the Company's executive officers, as well as administers discretionary option grants under the Company's Restated 1987 Stock Option Plan (the "Option Plan") to Company officers who are subject to the short-swing profit restrictions of the Federal securities laws. This Committee currently consists of Dr. Barrett and Messrs. Federman, Palevsky and Takebayashi. During fiscal 1994, the Compensation Committee formally met one
(1) time. The Compensation Committee also met in January 1995 for discussion of fiscal 1994 matters.

         The Nominating Committee is responsible for recommending nominees for members of the Company's Board of Directors. This Committee currently consists of Dr. Chen, and Messrs. Eyre, Johnson, Neil and Takebayashi, with Dr. Chen serving as Chairman. This Committee held one (1) meeting in fiscal year 1994. The Nominating Committee has not instituted proceedings to consider nominees recommended by security holders, but may do so in the future.

         The Special Stock Option Plan Administration Committee (the "Secondary Committee") is responsible for the administration of discretionary option grants to non-officer employees. Such option grants are made pursuant to the Option Plan and comply with certain guidelines established by the Compensation Committee. The Secondary Committee currently consists of Dr. Chen and Mr. Johnson and performs its duties on an ongoing basis.

DIRECTOR REMUNERATION

         Non-employee Board members receive $3,250 per fiscal quarter and a $1,000 meeting fee for each Board of Directors meeting or Board Committee meeting attended, including telephonic meetings. Non-employee Board members are also eligible to receive periodic option grants under the Company's Stock Option Plan. Each individual who first becomes a non-employee Board member, whether through election by the stockholders or appointment by the Board, will receive, at the time of such initial election or appointment, a stock option grant for 20,000 shares of Common Stock (assuming stockholder approval of Item No. 2). In addition, on the date of each Annual Stockholders Meeting, each individual who is re-elected as a non-employee Board member will receive an option grant for 5,000 shares of Common Stock (assuming stockholder approval of Item No. 2), provided such individual has served on the Board for at least six months. Each option grant will have an exercise price equal to the fair market value of the option shares on the grant date and will have a maximum term of ten years, subject to earlier termination upon the optionee's cessation of Board service.

         Mr. Neil received, in connection with his election to the Board at the 1994 Annual Meeting, an option grant for 3,500 shares with an exercise price of $21.50 per share. In addition, each of the non-employee Board Members re-elected at the 1994 Annual Meeting (Messrs. Barrett, Eyre, Federman, Palevsky, Sun and Takebayashi) also received at the time an option grant for 3,500 shares with an exercise price of $21.50 per share. Each option will become exercisable for the option shares in a series of four successive equal annual installments over the optionee's period of continued service on the Board, measured from the grant date. However, the option will become immediately exercisable for all of the option shares upon an acquisition of the Company by merger or asset sale or upon certain other changes in control or ownership of the Company. Upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding Common Stock, each of these options will automatically be canceled, and each optionee will in return receive a cash distribution from the Company in an amount per canceled option share equal to the excess of (i) the highest reported price per share of Common Stock paid in the tender offer over
(ii) the option exercise price payable per share.

                      ITEM NO. 2--APPROVAL OF AMENDMENTS TO

                         RESTATED 1987 STOCK OPTION PLAN

INTRODUCTION

        The stockholders are being asked to vote on a proposal to approve an amendment to the Company's Restated 1987 Stock Option Plan (the "Option Plan"), which would (i) increase the size of stock option grants to newly-elected non-employee Board members under the Automatic Option Grant Program from 3,500 to 20,000 underlying shares per individual, (ii) to increase the size of stock option grants to re-elected non-employee Board members under the Automatic Option Grant Program from 3,500 to 5,000 underlying shares per individual, and
(iii) to adjust the vesting schedule for future stock options granted to re-elected non-employee Board members. The Board of Directors approved the amendment on January 24, 1995, subject to stockholder approval at the Annual Meeting. Accordingly, if such stockholder approval is obtained, each of the seven (7) non-employee Board members re-elected at the 1995 Annual Meeting will receive an option grant for 5,000 shares of Common Stock with an exercise price equal to the fair market value of the option shares on that date.

         RECOMMENDATION OF THE BOARD OF DIRECTORS

         The affirmative vote of a majority of the issued and outstanding shares present or represented and entitled to vote at the 1995 Annual Meeting is sought for approval of the amendments to the Option Plan. The Board of Directors believes that the amendments to the Option Plan are necessary in order to continue to provide equity incentives to attract and retain the services of highly-qualified non-employee Board members. FOR THIS REASON, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL. If the stockholders do not approve the proposal, then the number of shares of Common Stock for which options are to be granted under the Automatic Option Grant Program to newly-elected or re-elected non-employee Board members will remain at 3,500 shares, and each of the non-employee Board members re-elected at the 1995 Annual Meeting will accordingly be granted a stock option for 3,500 shares.

         The terms and provisions of the Option Plan, reflecting the effect of the above amendments, are described more fully below. The description, however, is not intended to be a complete exposition of all the terms of the Option Plan. A copy of the Option Plan will be furnished by the Company to any stockholder upon written request to the Secretary of the Company at the corporate offices in Milpitas, California.

STRUCTURE

         The Option Plan is divided into two separate components: the Automatic Option Grant Program and the Discretionary Option Grant Program. Under the Automatic Option Grant Program, current and future non-employee Board members will receive annual automatic option grants as long as they continue in service as non-employee Board members. Under the Discretionary Option Grant Program, options may be issued to key employees (including officers) and consultants of the Company (or its parent or subsidiary companies) who contribute to the management, growth and financial success of the Company (or its parent or subsidiary companies).

         The total number of shares of the Company's Common Stock issuable over the term of the Option Plan may not exceed 6,320,000 shares. As of March 28, 1995, 2,591,929 shares were subject to outstanding option grants, and 403,386 shares remain available for future grants. However, no individual participating in the Option Plan may be granted stock options for more than 1,500,000 shares in the aggregate over the remaining term of the Option Plan. For purposes of this per-participant limitation, no option grants made prior to January 1, 1994 will be taken into account.

         As of March 28, 1995, seven (7) non-employee Board members were eligible to participate in the Automatic Option Grant Program and approximately 235 employees (including 12 executive officers) were eligible to participate in the Discretionary Option Grant Program.

AUTOMATIC OPTION GRANT PROGRAM

         Under the Automatic Option Grant Program, non-employee Board members will receive option grants at specified intervals over their period of Board service. These special grants may be summarized as follows:

         1. Each individual who becomes a non-employee Board member, whether through election by the stockholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a nonstatutory stock option to purchase 20,000 shares of Common Stock.

         2. On the date of each Annual Stockholder's Meeting, each individual who is re-elected as a non-employee Board member will receive an additional grant of a nonstatutory stock option under the Option Plan to purchase 5,000 shares of Common Stock, provided such individual has been a member of the Board for at least six months.

         Each option grant under the Automatic Option Grant Program will be subject to the following terms and conditions:

         1. The option price per share will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date, and each option is to have a maximum term of ten years measured from the grant date.

         2. Each option granted to newly-elected non-employee Board members will become exercisable for the option shares in four (4) successive equal annual installments, measured from the grant date, provided such optionee continues to serve on the Board.

         3. Each option granted to re-elected non-employee Board members will become 100% exercisable in one year from the grant date.

         4. The option will remain exercisable for a six (6)-month period following the optionee's termination of service as a Board member for any reason other than death. Should the optionee die while serving as a Board member or during the six (6)-month period following his or her cessation of Board service, then such option will remain exercisable for a twelve (12)-month period following such optionee's death and may be exercised by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

         5. The option will become immediately exercisable for all of the shares of Common Stock in the event of an acquisition of the Company or certain other changes in control or ownership of the Company.

         6. Each automatic option in effect for at least six (6) months will automatically be canceled upon the occurrence of a hostile tender offer, and the optionee will in return be entitled to a cash distribution from the Company in an amount per canceled option share equal to the excess of (i) the highest reported price per share of Common Stock paid in the tender offer over (ii) the option exercise price payable per share.

         7. Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program. The remaining terms and conditions of the option will in general conform to the terms described below for option grants under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

DISCRETIONARY OPTION GRANT PROGRAM

         The Discretionary Option Grant Program will be administered by one or more committees appointed by the Board. With respect to the Company's officers subject to the short-swing profit restrictions of the Federal securities laws, the Discretionary Option Grant Program is administered by the Compensation Committee consisting of two or more non-employee Board members. Stock options may be granted under the Discretionary Option Grant Program to all other eligible employees and consultants by either the Compensation Committee or a Secondary Committee comprised of two or more Board members who may be employees of the Company.

         The Plan Administrator has full authority to determine the eligible individuals who are to receive discretionary option grants, the number of shares subject to such grants and the terms of such grants, subject to the provisions of the Option Plan and applicable Federal tax laws. All expenses incurred in administering the Option Plan will be paid by the Company.

PRICE AND EXERCISABILITY

         The exercise price of shares issued under the Discretionary Option Grant Program may not be less than 85% of the fair market value of the Common Stock on the grant date, and no option may be outstanding for more than a 10-year term. If the granted option is intended to be an incentive stock option under the Federal tax laws, the option price must not be less than 100% of the fair market value per share of the Common Stock on the grant date. As of March 28, 1995 the fair market value per share of the Company's Common Stock was $31.375 per share, based on the closing price per share on the Nasdaq Stock Market. Options issued under the Discretionary Option Grant Program normally become exercisable in installments over a period of months or years as determined by the Plan Administrator. The exercisability/vesting of outstanding options may be accelerated at any time by the Plan Administrator upon such terms as it deems appropriate.

         Upon exercise, the option price may be paid in cash or in shares of the Common Stock. Outstanding options may also be exercised through a broker-dealer sale and remittance procedure pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sales proceeds available on the settlement date, sufficient funds to cover the option price for the purchased shares plus all applicable withholding taxes. The Plan Administrator may also assist any optionee (including an officer) in the exercise of outstanding options under the Discretionary Option Grant Program by (i) authorizing a loan from the Company, or (ii) permitting the optionee to pay the option price in installments. However, the maximum credit extended cannot exceed the option price for the purchased shares plus all applicable taxes.

         No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the option price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee.

CHANGES IN CAPITALIZATION

         In the event any change is made to the Common Stock issuable under the Option Plan (by reason of a merger, consolidation or reorganization, or any recapitalization, stock split, stock dividend, combination of shares, exchange of shares or other similar change in the corporate structure of the Company effected without receipt of consideration), appropriate adjustments will be made to the maximum number and/or class of shares available for issuance under the Option Plan, the number and/or class of shares and price per share in effect under each outstanding option under the Discretionary Option Grant Program, and the maximum number and/or class of shares for which stock options and separately exercisable stock appreciation rights may be granted to any one participant after December 31, 1993. Under the Automatic Grant Program, the number of shares for which automatic option grants are subsequently to be made to newly-elected or re-elected non-employee Board members and the number of shares and price per share in effect under each automatic grant outstanding would be similarly adjusted. The purpose of such adjustments is to preclude the enlargement or dilution of the rights and benefits of the participants.

TERMINATION OF SERVICE

         All options granted under the Discretionary Option Grant Program must be exercised within twelve (12) months (or such shorter period as the Plan Administrator may establish at the time of grant) after the optionee ceases for any reason to be in the employ or service of the Company or its parent or subsidiary corporations. Each option under the Discretionary Option Grant Program will be exercisable only to the extent of the number of shares for which such option is exercisable at the time of the optionee's cessation of employment or service. However, the Plan Administrator has the discretionary authority to extend the period for which the option is to remain exercisable following the optionee's cessation of employment or service, up to the balance of the ten-year term, and/or to accelerate the exercisability of the option in whole or in part.

CORPORATE TRANSACTION

         Each outstanding option under the Discretionary Option Grant Program will become immediately exercisable for all of the shares of Common Stock subject to such option in the event of an acquisition of the Company by merger, consolidation or asset sale, unless such option is assumed by the successor corporation or replaced with a comparable option to purchase shares of stock of the successor corporation. Upon the consummation of such acquisition, all outstanding options will, to the extent not previously exercised by the optionees or assumed by the successor corporation (or its parent company), terminate and cease to be exercisable.

LIMITED STOCK APPRECIATION RIGHTS

         One or more officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may be granted limited stock appreciation rights in tandem with their outstanding options. Any option with such a limited stock appreciation right in effect for at least six (6) months will automatically be canceled upon the completion of a hostile tender offer for more than 50% of the Company's outstanding shares, and the optionee will in return be entitled to a cash distribution from the Company in an amount per canceled option share equal to the excess of (i) the highest reported price per share of Common Stock paid in the tender offer, over (ii) the option price payable per share.

CANCELLATION AND NEW GRANT OPTIONS

         Should any option be terminated or canceled prior to exercise in full, the shares subject to the unexercised portion of that option will be available for subsequent option grants.

         The Plan Administrator has the authority to effect, at any time, the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant in substitution therefor new options covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than 85% of the fair market value per share of the Company's Common Stock on the new grant date. It is anticipated that the exercise price in effect under the new grant will in all instances be less than the exercise price in effect under the canceled option.

OPTIONS GRANTED

         The table below shows, as to each of the named Executive Officers and each of the indicated groups, the following information with respect to stock options granted during the period from January 4, 1993 to February 28, 1995: (i) the number of shares of the Company's Common Stock subject to options granted under the Option Plan during that period and (ii) the average exercise price per share for such options:


                                                 Weighted
                                                 Average
                                              Exercise Price
                        Number of Option        of Options
     Name                Shares Granted           Granted
     ----               ----------------      --------------

Stephen C. Johnson              52,000          $21.27
Tu Chen                         52,000          $21.27
T. Hunt Payne                   27,200          $20.75
Willard Kauffman                42,700          $20.17
William L. Potts, Jr.           18,400          $21.24
All current executive
 officers as a group
 (12 persons)                  362,280          $20.84
Non-Employee Director
 Group (7 persons)              45,500          $20.81
All employees, including
 current officers who are
 not executive officers, as
 a group (235 persons)       1,383,507          $20.51




NEW PLAN BENEFITS

         If the stockholders approve the amendment to the Option Plan at the 1995 Annual Meeting, then each non-employee Board member re-elected at that Annual Meeting will receive a stock option grant under the Automatic Option Grant Program for 5,000 shares of Common Stock instead of 3,500 shares. Each stock option will have an exercise price per share equal to the closing price per share of Common Stock on that date on the Nasdaq Stock Market.

AMENDMENT AND TERMINATION OF THE PLAN

         The Board may amend or modify the Option Plan in any or all respects whatsoever; provided, however, that (i) the rights of existing optionees may not be altered without their consent and (ii) any amendments to the Automatic Option Grant Program (or any options outstanding thereunder) may not occur at intervals more frequently than once every six months, other than to the extent necessary to comply with applicable Federal tax laws and regulations. Further, the Board may not amend the Option Plan without the approval of the stockholders of the Company if such amendment would materially increase the maximum number of shares issuable under the Option Plan (other than in connection with certain changes in the Company's capital structure), materially increase the benefits accruing to participants under the Option Plan, or materially modify the eligibility requirements for option grants under the Option Plan.

         The Board may terminate the Option Plan at any time, but in all events the Option Plan will terminate upon the earlier of January 22, 2002 or the date all shares available for issuance under the Option Plan are issued or canceled pursuant to the exercise or surrender of options granted under the Option Plan. Any options outstanding at the time of the termination of the Option Plan will remain in force in accordance with the provisions of the instruments evidencing such grants.

FEDERAL TAX CONSEQUENCES

         Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory options which are not intended to satisfy such requirements. The Federal income tax treatment for the two types of options differs as follows:

         Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

         For Federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to sale or disposition, then a disqualifying disposition of the purchased shares will result.

         Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the option price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the option price paid for the shares will be taxable as ordinary income. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.

         If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the option price paid for such shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         Nonstatutory Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the nonstatutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

         Stock Appreciation Rights. If an option granted under the Option Plan is canceled for an appreciation distribution paid in cash, the recipient will generally realize ordinary income, equal in amount to the cash received, and the Company will be entitled to a corresponding income tax deduction.

         Deductibility of Executive Compensation. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of nonstatutory options with an exercise price equal to the fair market value of the option shares on the grant date will not qualify as performance-based compensation which is be subject to the provisions of Section 162(m) of the Internal Revenue Code.

                                  ITEM NO. 3--

                      RATIFICATION OF INDEPENDENT AUDITORS

         The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1995. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

         In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the ratification of the selection of Ernst & Young LLP.

         Ernst & Young LLP has audited the Company's financial statements annually beginning in 1986. Representatives of the firm, who are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The affirmative vote of a majority of the issued and outstanding voting shares is sought for the ratification of the selection of Ernst & Young LLP. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                             ADDITIONAL INFORMATION

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of March 28, 1995 for (i) each director and nominee who owns stock, (ii) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.



                                                                                        SHARES BENEFICIALLY OWNED
                                                                                        -------------------------
                                                                                          NUMBER      PERCENTAGE
                                                                                          ------      ----------

      FMR  Corp(1)............................................................       2,943,700     12.75%
              82 Devonshire Street
              Boston, MA 02110

     Tu Chen(2)..............................................................         311,094       1.34%
     Stephen C. Johnson(3)...................................................         190,366        *
     Max Palevsky(4).........................................................         144,412        *
     Anthony Sun(4)..........................................................          36,424        *
     Irwin Federman(4).......................................................          33,250        *
     Craig R. Barrett(4).....................................................          16,250        *
     Chris A. Eyre(4)........................................................           5,750        *
     Masayoshi Takebayashi(4)(5).............................................           5,250        *
     George A. Neil(6).......................................................           2,875        *
     T. Hunt Payne(7)........................................................          37,575        *
     Willard Kauffman(8).....................................................          32,086        *
     William L. Potts, Jr.(9)................................................          43,056        *
     Officers and Directors as a group (19 persons) (10).....................       1,019,253      4.41%



*    Less than 1%
 (1) Pursuant to Schedule 13G, dated February 13, 1995, and filed with the Securities and Exchange Commission. Fidelity Management and Research Company ("Fidelity") has reported that Edward C. Johnson 3d, FMR Corp., through its control of Fidelity and Fidelity Funds (the "Funds") each has sole power to dispose of the 2,943,700 shares owned by the Funds.

 (2) Includes 61,490 shares subject to options exercisable within sixty (60) days of March 28, 1995 and excludes 80,600 shares subject to options not exercisable within such sixty-day period.

 (3) Includes 58,816 shares subject to options exercisable within sixty (60) days of March 28, 1995 and excludes 81,504 shares subject to options not exercisable within such sixty-day period.

 (4) Includes 5,250 shares subject to options exercisable within sixty (60) days of March 28, 1995 and excludes 5,250 shares subject to options not exercisable within such sixty-day period.

 (5) Excludes shares held by Kobe Steel, Ltd. and Kobe Steel USA Holdings
     Inc. Mr. Takebayashi is an Executive Officer of Kobe Precision, Inc., a wholly-owned subsidiary of Kobe Steel, Ltd., and on such basis may be deemed, under the 1934 Act, the beneficial owner of the 1,000,001 shares beneficially owned by such corporations with shared voting and investment power with respect thereto. Mr. Takebayashi disclaims beneficial ownership of these shares.

 (6) Includes 875 shares subject to exercise within sixty (60) days of March
     28, 1995 and excludes 2,625 shares subject to options not exercisable within such sixty-day period. Excludes shares held by Asahi Glass America, Inc., a wholly-owned subsidiary of Asahi Glass Co., Ltd., and on such basis may be deemed, under the 1934 Act, the beneficial owner of the 1,000,000 shares beneficially owned by such corporations with shared voting and investment power with respect thereto. Mr. Neil disclaims beneficial ownership of the shares owned by Asahi Glass America, Inc.

(7) Includes 26,258 shares subject to options exercisable within sixty (60) days of March 28, 1995 and excludes 47,682 shares subject to options not exercisable within such sixty-day period.

(8) Includes 14,429 shares subject to options exercisable within sixty (60) days of March 28, 1995 and excludes 57,771 shares subject to options not exercisable within such sixty-day period.

(9) Includes 28,458 shares subject to options exercisable within sixty (60) days of March 28, 1995 and excludes 33,077 shares subject to options not exercisable within such sixty-day period.

(10) Includes 319,526 shares subject to options exercisable within sixty
     (60) days of March 28, 1995 and excludes 568,365 shares subject to options exercisable after such sixty-day period. Also excludes 2,000,001 shares which may be deemed to be beneficially owned by certain of the Company's directors. See footnotes (5)and (6) above.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

         In compliance with the Securities and Exchange Commission's regulations on disclosure of Executive Compensation, this section presents the Report of the Compensation Committee, a Stock Performance Graph comparing Company stockholder return relative to a broad market index and a peer group index, and Summary and Companion Compensation Tables presenting detailed representation of the Company's executive compensation practices.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Committee's members, Craig R. Barrett, Irwin Federman, Max Palevsky and Masayoshi Takebayashi, are independent directors who are not employees of the Company and who qualify as disinterested persons for purposes of Rule 16b-3 adopted under the 1934 Act and as outside directors under Section 162(m) of the Internal Revenue Code. The Committee is accountable for the approval of executive compensation programs that fairly compensate key executives and employees and that relate the pay levels of officers to the performance of the Company.

OBJECTIVES OF EXECUTIVE COMPENSATION PLANS AND ACTIONS OF THE COMMITTEE

         The Committee, relying on research performed by an independent compensation consulting firm and advice from the Company's human resources department, has structured compensation incentives for officers and certain other key employees to optimize short- and long-term corporate performance for the benefit of the Company's stockholders, customers, employees and the communities in which the Company operates. For comparison purposes, the Company has identified a group of high-performing companies ("peer companies"). Each peer company shares at least one attribute, such as high technology, location or size, with the Company. The Company competes with the peer companies for the hiring and retention of key executives and accordingly compares its executive compensation practices to these companies. Such comparisons include the relative financial performance of the Company and the peer companies. Since executive search and retention is not industry specific, currently only 10 of the 71 peer companies are included in the Nasdaq Computer Manufacturers Index, the Company's Industry Index in the "Stock Performance Graph."

         In future fiscal years, the Committee may add or delete companies which are to be included in the group of peer companies, and may take different measures of financial performance into account in setting executive compensation.

         BASE SALARY. The Committee intends that base salary be sufficient to attract and retain executives of the caliber required to manage the Company and its high rate of growth. However, the Committee also intends that a substantial portion of each executive's cash compensation be tied to Company performance through the Management Bonus Plan. Accordingly, executives' base salaries are targeted at the 50th percentile of base salaries for similar positions among the peer companies, subject to special adjustments for individual qualifications. Annual increases in base salary will generally reflect expected changes in salary levels at peer companies.

         During 1994 the salaries of Stephen C. Johnson, President and Chief Executive Officer, and Tu Chen, Chairman of the Board, were in the second quartile of salaries paid for executives in comparable positions at the peer companies based on data gathered from the end of 1993 through the end of 1994. The other named executives' salaries are in the second, third and fourth quartiles for executives in similar positions. The Committee recognized the exceptional performance of two named executives by awarding them salaries above the 50th percentile.

         ANNUAL BONUS. To complement base salary, the Committee determined that Annual Bonuses should equal 100% of the CEO's and Chairman's base salaries and 67% of each of the other named executive's base salaries for 1994. This pay component depends on both individual and Company performance and therefore may be substantially more or less than target on a year to year basis. The 1994 Komag Management Bonus Plan provided that funds may be accrued at a rate of up to 5% of the Company's operating income before provisions for the Company's bonus and profit sharing plans. If actual operating income is below 67% of planned operating income, no funds are accrued for the annual bonus payments. As actual operating income approaches 100% of plan, the percentage of operating income set aside for management bonuses increases to the limit of 5%. Actual operating profits, as defined in the Plan, was $85 million in 1994. This income exceeded the Company's operating plan. Therefore, during 1994, the full 5% or $4.3 million was accrued for annual bonus payments.

         Distribution of the funds accrued in the Plan is at the discretion of the Committee. The Committee first allocates bonuses for Mr. Johnson and Dr. Chen and then, based on the recommendation of Mr. Johnson and Dr. Chen, allocates the remaining funds in aggregated amounts to the executive group and each managerial and key individual contributor pay grade in the Company. Individual awards to the executive group are made by Mr. Johnson and Dr. Chen. Individual awards within each managerial and key individual contributor pay grade are made by Mr. Johnson and Dr. Chen based on the recommendations of the executive staff. Mr. Johnson and Dr. Chen were awarded bonuses at the target level (100% of their base annual salary) based on the achievement of the Company's planned objectives, including record profitability in 1994. Other named executives were awarded bonuses in a range of 57% to 68% of their base salaries reflecting the outstanding success of the business and their respective individual contributions to the record performance.

         STOCK OPTIONS. Options are designed to align the interests of the executive officers with those of the stockholders, and to provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The stock option plan encourages long term retention and provides rewards to executives and other eligible employees commensurate with growth in stockholder value. It is the Committee's practice to grant options to purchase shares at the market price on the date of grant with a term of up to ten years. The options granted to the Company's executive officers during 1994 will vest during the 4th year after grant in 12 equal monthly installments. Accordingly, the options will provide a return to the executive officer only if he or she remains in the Company's employ and the market price of the underlying shares of common stock appreciates.

         The Committee is responsible for granting options to all of the Company's executive officers. Further, the Committee approves the guidelines for option grants to other key employees. The number of option shares awarded is based on several factors. First, in aggregate the number of options granted to all eligible employees in any year is targeted between 2.5% and 3.5% of total shares outstanding. In 1994 new option grants totaled approximately 3% of shares outstanding. Second, since competitive data on the number of options granted to specific management levels and key individual contributors is not available, the Committee establishes guidelines based upon internal estimates of the number of options required to attract and retain these employees. Finally, the Committee considers individual performance in making grants to specific executives. No explicit consideration is given to the number of unvested options held by an individual at the time of a grant. In January 1994 the Committee awarded stock options to purchase 23,000 shares of Common Stock each to Mr. Johnson and Dr. Chen because of the strength of the media business' performance and because the decision to shut down the Dastek joint venture would return the Company to profitability. Option grants to the other named executives ranged from 8,200 shares to 20,000 shares based on their job classifications and the Committee's assessment of their individual performances.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a Federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will be in effect for each fiscal year of the Company beginning after December 31, 1993 and will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. At the 1994 Annual Meeting, the Company obtained stockholder approval for certain amendments to the Option Plan which were intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan, with an exercise price equal to the market price of Common Stock on the grant date, will qualify as performance-based compensation.

         The Committee does not expect that the compensation to be paid to the Company's executive officers for the 1995 fiscal year will exceed the $1 million limit per officer. Accordingly, until final Treasury regulations are issued with respect to the new $1 million limitation, the Committee will defer any decision on whether or not to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1 million limitation.

         OTHER PLANS. All employees, including the Company's executives, are eligible to participate in the Company's Employee Stock Purchase Plan as well as their respective business unit's cash profit sharing plan and deferred profit sharing plan.

                      MEMBERS OF THE COMPENSATION COMMITTEE

Craig R. Barrett     Irwin Federman      Max Palevsky     Masayoshi Takebayashi

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

         The members of the Compensation Committee of the Company's Board of Directors are as named above in the Compensation Committee Report. No member of the Compensation Committee was at any time during the 1994 fiscal year, or at any other time, an officer or employee of the Company.

         No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Mr. Neil, a member of the Company's Board of Directors, is an executive officer of Asahi Glass America, Inc. ("Asahi America"), an affiliate of Asahi Glass Co., Ltd. For further information concerning this joint venture, see the section below entitled Certain Relationships and Related Transactions.

                          STOCK PERFORMANCE GRAPH

              Comparison of Five Year Cumulative Total Return
Among Komag, Incorporated, The Nasdaq Stock Market (US Companies) Index,
                and the Nasdaq Computer Manufacturers Index



Prices indexed to               12/29/89        12/28/90        12/27/91        12/31/92        12/31/93        12/30/94
an initial investment
of $100

Komag, Incorporated             $100.00         $121.92         $156.16         $191.78         $194.52         $286.30
Nasdaq Composite                $100.00         $ 84.32         $131.52         $158.58         $180.93         $176.92
Nasdaq Computer Mfg             $100.00         $106.12         $145.85         $200.36         $189.88         $208.63


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth the compensation earned by the Company's Chief Executive Officer and the Company's four other highest-paid executive officers for the 1994 fiscal year for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years. No executive officer resigned or terminated employment during the 1994 fiscal year who would have otherwise been included in such table on the basis of salary and bonus earned for that fiscal year.





I.                                 SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                             ANNUAL COMPENSATION                 COMPENSATION
                                                                                     AWARDS
                                  ---------------------------------------------------------------
             NAME AND                                                             SECURITIES        ALL OTHER
            PRINCIPAL                                                             UNDERLYING         COMPEN-
             POSITION                 YEAR      SALARY (1)      BONUS (2)        OPTION GRANTED     SATION (3)
                                                   ($)             ($)                (#)              ($)
- - -------------------------------------------------------------------------------------------------------------------

Stephen C. Johnson                    1994       $368,000       $411,288            23,000           $10,427
President and                         1993       $350,000       $204,014               0             $10,868
Chief Executive Officer               1992       $361,153       $123,425            44,245           $ 8,137

Tu Chen                               1994       $368,000       $411,288            23,000           $10,427
Chairman of the Board                 1993       $350,000       $204,014               0             $10,868
                                      1992       $363,947       $123,425            42,890           $ 8,137

T. Hunt Payne                         1994       $281,409       $190,824            13,600           $10,399
Senior Vice President                 1993       $268,008       $172,217               0             $ 8,469
Marketing and Sales                   1992       $266,007       $103,638            30,715           $ 6,173

Willard Kauffman                      1994       $265,000       $208,462            20,000           $10,393
Senior Vice President and             1993       $249,999       $180,658             7,400           $ 7,924
Chief Operating Officer               1992       $227,307       $135,374            22,600           $ 5,552

William L. Potts, Jr.                 1994       $197,001       $148,675             8,200           $10,371
Vice President and                    1993       $186,000       $115,419               0             $ 6,069
Chief Financial Officer               1992       $180,193       $ 81,692            22,010           $ 4,377
- - ----------------------------------------------------------------------------------------------------------------

(1) Includes salary deferred under the Company's Savings and Deferred Profit Sharing Plan. Reflects 27 bi-weekly pay periods in 1992 and 26 bi-weekly pay periods in 1993 and 1994.

(2) Includes earnings accrued for the indicated year pursuant to the Company's Cash Profit Sharing Plan and the Company's Management Bonus Plan. Earnings under the Cash Profit Sharing Plan are accrued during a given year and are paid in July of that year and February of the following year. Earnings under the Management Bonus Plan are accrued during a given year and paid in February of the following year.

(3) Includes for the fiscal years indicated below: (i) the contributions made by the Company to the Savings and Deferred Profit Sharing Plan on behalf of each named executive officer which match the salary deferral contributions made by such individual to the Section 401(k) Savings Program in effect under the Plan, up to a maximum match of $625, (ii) the semi-annual profit sharing contributions made by the Company on behalf of each named executive officer to the Savings and Deferred Profit-Sharing Plan and (iii) the premiums paid by the Company on the term life insurance policies provided to each named executive officer, as follows:





                                           MATCHING              PROFIT SHARING          INSURANCE
                                         CONTRIBUTION             CONTRIBUTION            PREMIUM *
                                         ------------            --------------          ----------
Stephen C. Johnson

                  1994                      $ 625                  $   9,681                $ 121
                  1993                      $ 625                  $  10,096                $ 147
                  1992                      $ 625                  $   7,365                $ 147

Tu Chen

                  1994                      $ 625                  $   9,681                $ 121
                  1993                      $ 625                  $  10,096                $ 147
                  1992                      $ 625                  $   7,365                $ 147

T. Hunt Payne

                  1994                      $ 625                  $   9,681                $  93
                  1993                      $ 625                  $   7,731                $ 113
                  1992                      $ 625                  $   5,439                $ 109

Willard Kauffman

                  1994                      $ 625                  $   9,681                $  87
                  1993                      $ 625                  $   7,194                $ 105
                  1992                      $ 625                  $   4,835                $  92


William L. Potts, Jr.

                  1994                      $ 625                  $   9,681                $  65
                  1993                      $ 625                  $   5,366                $  78
                  1992                      $ 625                  $   3,676                $  76


* Life insurance benefits paid by the Company are limited to the Company's group term life insurance policy provided to all employees in the amount of three times base annual salary.

STOCK OPTIONS

         The following table provides information with respect to the stock option grants made during the 1994 fiscal year under the Company's Restated 1987 Stock Option Plan to the Company's Chief Executive Officer and the Company's four other most highly-paid executive officers for such fiscal year. Except for the limited stock appreciation right described in Footnote (1) below, which formed part of the option grant made to each named officer, no stock appreciation rights were granted to such officers during the 1994 fiscal year.





II.                                                                OPTION GRANTS TABLE

- - ---------------------------------------------------------------------------------------------------------------------------
                                                                                                   POTENTIAL REALIZABLE
                                                                                                          VALUE
                                                                                                     AT ASSUMED ANNUAL
                                                                                                          RATES
                                                                                                      OF STOCK PRICE
                                                                                                       APPRECIATION
                                             INDIVIDUAL GRANTS                                       FOR OPTION TERM
                                             -----------------                                      -----------------
                                                % OF
                              NUMBER OF        TOTAL
                              SECURITIES      OPTIONS
                              UNDERLYING     GRANTED TO       EXERCISE
                               OPTIONS       EMPLOYEES        OR BASE          EXPIRA-
                               GRANTED       IN FISCAL         PRICE           TION
           NAME                (#) (1)          YEAR       ($/SHARE) (2)       DATE         5% ($) (3)      10% ($) (3)
           ----               ---------      ---------     -------------       ----         ----------      -----------

Stephen C. Johnson               23,000          3.32%      $16.25          01/18/04          $235,049        $565,661
Tu Chen                          23,000          3.32%      $16.25          01/18/04          $235,049        $565,661
T. Hunt Payne                    13,600          1.96%      $16.25          01/18/04          $138,986        $352,217
Willard Kauffman                 20,000          2.89%      $16.25          01/18/04          $204,391        $517,996
William L. Potts, Jr.             8,200          1.18%      $16.25          01/18/04          $ 83,800        $212,366
- - ---------------------------------------------------------------------------------------------------------------------------

(1) The option granted to each officer will not become exercisable for any of the option shares prior to the officer's completion of 36 months of service with the Company, measured from the grant date. Following the satisfaction of such service requirement, the option will become exercisable in a series of twelve equal and successive monthly installments upon the officer's completion of each additional month of service thereafter. Each option was granted on January 18, 1994 and has a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of service. Each option will become immediately exercisable for all the option shares in the event the Company is acquired by a merger or asset sale (unless the option is assumed or replaced by the acquiring entity) or in the event the optionee's employment terminates by reason of death, permanent disability or retirement at or after age 65. Each option includes a limited stock appreciation right which would result in the cancellation of that option upon a take-over of the Company effected through a hostile tender offer for more than 50% of the Company's outstanding Common Stock. In return, the optionee will be entitled to a cash distribution from the Company per canceled option share equal to the highest reported price paid per share of Common Stock in such tender offer, less the option exercise price per share.

(2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares.

         The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise. The Plan Administrator has the discretionary authority to reprice outstanding options under the Restated 1987 Stock Option Plan through the cancellation of those options and the grant of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.

(3) There is no assurance provided to any executive officer, or any other holder of the Company's securities, that the actual stock price appreciation over the 10 year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND HOLDINGS

         The table below sets forth information concerning the exercise of options during the 1994 fiscal year and unexercised options held as of the end of such year by the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table. No stock appreciation rights were exercised during such fiscal year, and except for the limited stock appreciation rights described in Footnote (1) to the Option Grant Table above which form part of each stock option grant, no stock appreciation rights were outstanding at the end of such fiscal year.



III.                                   OPTION EXERCISES AND YEAR-END VALUE TABLE

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE:

- - ---------------------------------------------------------------------------------------------------------------------------

                                                                        NUMBER OF
                                                                        SECURITIES
                                                                        UNDERLYING             VALUE OF
                                                                       UNEXERCISED            UNEXERCISED
                                                                         OPTIONS             IN-THE-MONEY
                                  SHARES                                AT FISCAL          OPTIONS AT FISCAL
                                 ACQUIRED              VALUE           YEAR-END(#)         YEAR-END ($) (2)
                                ON EXERCISE         REALIZED (1)     EXERCISABLE (E)/      EXERCISABLE (E)/

           NAME                     (#)                 (#)          UNEXERCISABLE (U)     UNEXERCISABLE (U)
           ----                 -----------         -----------      -----------------     -----------------
           Stephen C. Johnson      70,170              $ 1,144,495     40,385E               $484,620 E
                                                                       70,935U               $619,834 U

           Tu Chen                 16,885              $   251,258     43,248E               $518,976 E
                                                                       69,842U               $612,307 U

           T. Hunt Payne           34,700              $   578,825     14,683E               $176,196 E
                                                                       45,657U               $392,284 U

           Willard Kauffman        37,000              $   591,776      6,322E               $ 75,864 E
                                                                       50,578U               $425,886 U

           William L. Potts, Jr.   16,085              $   277,452     31,252E               $552,279 E
                                                                       30,598U               $258,960 U

(1) Value Realized equals the market price value of the shares at the time of exercise less the exercise price thereof.

(2) Excess of the market price per share of the Company's Common Stock at the end of the fiscal year ($26.125) over the option exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS

         None of the Company's executive officers have employment or severance agreements with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In March 1989, the Company formed a joint venture with Kobe Steel USA Holdings Inc. ("Kobe USA") whereby for $1,400,000 Kobe USA purchased a 45 percent equity ownership in the Company's then wholly-owned subsidiary, Komag Material Technology, Inc. ("KMT"). Kobe USA, along with its parent corporation, Kobe Steel, Ltd. ("Kobe Steel") (collectively with Kobe USA, "Kobe") is a former holder of greater than 5% of the Company's stock. From March 1989 through December 1990, the Company and Kobe USA have contributed $3,090,000 of additional paid-in capital and made loans totaling $6,090,000 to KMT, both in proportion to their respective ownership interests in KMT.

         Under the joint venture agreements, Kobe agreed to supply substrate blanks to KMT and the Company agreed to purchase KMT's entire output of finished substrates. The Company made payments of approximately $27,250,000 to KMT in 1994 for the purchase of finished aluminum substrates. These payments were determined pursuant to a formula-based price whereby the prices paid by the Company may be higher or lower than those available from unrelated third parties. In 1994 the Company also purchased approximately $34,657,000 of products from Kobe Steel and its subsidiaries and distributors. The Company believes that the terms and conditions for the above payments are as favorable as could be obtained from unrelated third parties.

         Pursuant to the terms of a Common Stock Purchase Agreement between Kobe USA and the Company (the "Kobe Agreement"), in March 1990 Kobe USA purchased 1,000,000 shares of the Company's Common Stock for $20,000,000. Kobe has agreed to limit its ownership of the Company's total voting securities to not greater than twenty percent (20%), except that under circumstances such as a potential change of control or the emergence of a larger stockholder, Kobe has a right of first refusal with respect to the issuance of new securities by the Company, and is also entitled to consideration as a future joint venture partner of the Company. In addition, the Kobe Agreement generally restricts the right of Kobe to sell or transfer the shares acquired under the Kobe Agreement. Kobe is also required to vote its shares as directed by the Board of Directors of the Company, subject to certain exceptions, such as upon the liquidation or disposition of the Company. Further, so long as Kobe continues to own at least 1,000,000 shares of the Company's Common Stock, the Kobe Agreement provides that the Board of Directors of the Company and its Nominating Committee are generally required to facilitate the election of a designee of Kobe to the Company's Board of Directors and to the Nominating Committee. See "Item No. 1--Election of Directors" above.

         The Company and Asahi Glass Co., Ltd. ("Asahi"),a former holder of greater than 5% of the Company's stock, also entered into a Common Stock Purchase Agreement (the "Asahi Agreement") for the purchase of 1,000,000 shares of the Company's Common Stock for $20,000,000 in January, 1989. The Asahi Agreement was amended in March, 1990 to conform substantially with the terms and conditions of the Kobe Agreement. See "Item No. 1--Election of Directors" above. The Company purchased approximately $1,519,103 worth of equipment from Asahi in 1994. The Company believes that the terms and conditions of these purchases were as favorable as could be obtained from unrelated third parties.

         In 1994, the Company recorded sales of approximately $1,375,000 to Asahi Komag Co., Ltd. ("AKCL"), a joint venture between the Company and Asahi that manufacturers thin-film media in Japan, and made purchases of approximately $9,752,000 from AKCL. The Company believes that the terms and conditions of these purchases were as favorable as could be obtained from unrelated third parties.

         In September 1994, the Company announced its participation in Headway Technologies, Inc. ("Headway"), a new company formed to research, develop and manufacture advanced magnetoresistive ("MR") heads for the data storage industry. Hewlett-Packard Company ("HP") and AKCL provided the initial cash funding to Headway in exchange for equity interests. The Company and Asahi Glass America, Inc., a wholly-owned subsidiary of Asahi, licensed to Headway MR technology and contributed research and production equipment in exchange for equity. The total investment made or committed by the above-mentioned parties approximated $36,000,000 in cash and assets plus the contribution of certain technology in exchange for additional equity ownership. As a result of these transactions, directly or indirectly Asahi contributed or committed $8,400,000 and has a voting interest in Headway of less than 20%.

OTHER MATTERS

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely upon written review of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 1, 1995, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent shareholders were met in a timely manner.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1996 must be received by the Company no later than December 10, 1995 in order to be included in the proxy statement and proxy relating to that meeting.

                                       By Order of the Board of Directors

                                       TU CHEN
                                       Chairman of the Board

                      THIS PROXY IS SOLICITED ON BEHALF OF
                  THE BOARD OF DIRECTORS OF KOMAG, INCORPORATED

      The undersigned hereby appoints STEPHEN C. JOHNSON and TU CHEN, or either of them, as lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of the Company's capital stock which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders on May 24, 1995, and any adjournment or postponements thereof as follows:

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS BOX ON REVERSE SIDE.

                   (Continued and to be signed on other side)

                            - FOLD AND DETACH HERE -

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS BELOW AND, AT THE DIRECTION OF THE PERSONS NAMED AS PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.


/X/ PLEASE MARK YOUR VOTES LIKE THIS

                                   -----------
                                     COMMON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS BELOW.


1. The election of all nominees listed below for the Board of Directors as described in the Proxy Statement: Tu Chen, Stephen C. Johnson, Craig R. Barrett, Chris A. Eyre, Irwin Federman, George A. Neil, Max Palevsky, Anthony Sun, Masayoshi Takebayashi.

                  FOR          AUTHORITY WITHHELD
                  / /                / /


      (INSTRUCTION: To withhold authority to vote for any individual nominee, write such name or names in the space below.)

- - --------------------------------------------------------------------------------
2.    Approval of amendments to the Company's Restated 1987 Stock Option Plan:
      (a) to increase the size of stock option grants to newly-elected non-employee Board members under the Automatic Option Grant Program from
      3,500 to 20,000 underlying shares per individual, (b) to increase the size of stock option grants to re-elected non-employee Board members under the
      Automatic Option Grant Program from 3,500 to 5,000 underlying shares per individual, and (c) to adjust the vesting schedule for future stock options granted to re-elected non-employee Board members.

                  FOR              AGAINST                ABSTAIN
                  / /                / /                    / /






3. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1995.

                  FOR              AGAINST                ABSTAIN
                  / /                / /                    / /


      In their discretion, the proxies are authorized to vote upon such other business which may properly come before the meeting.

                            I PLAN TO ATTEND MEETING        / /


                             COMMENTS/ADDRESS CHANGE        / /
                        Please mark this box if you have
                         written comments/address change
                              on the reverse side.

      RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT DATED APRIL 7, 1995.

      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

      SIGNATURE(S)                                       DATE
                  ------------------------------------        -----------------
      NOTE: (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)




                            - FOLD AND DETACH HERE -